Exhibit 10.22

ASSET PURCHASE AGREEMENT

by and among

TRANSCAT, INC.,

EXCALIBUR ENGINEERING, INC.,

CHRISTOPHER LAPLANTE FAMILY TRUST DATED 12/23/97

and

CHRISTOPHER M. LAPLANTE

Dated as of April 1, 2016

Table of Contents

Article I. Definitions	1
1.1 Definitions	1
1.2 Accounting Terms	6
1.3 Other Definitional Provisions	6

Article II. Purchase and Sale	7
2.1 Transfer of Purchased Assets	7
2.2 Excluded Assets	8
2.3 Use of Seller’s Name and Phone Numbers	8
2.4 Purchase Price	8
2.5 Payment of Purchase Price	9
2.6 Adjustment to Purchase Price	9
2.7 Holdback	11
2.8 Termination of Pre-Closing Escrow Agreement	11
2.9 Repayment of Indebtedness	11

Article III. Liabilities And Contracts	12
3.1 No Assumption of Liabilities or Contracts	12
3.2 Liabilities Assumed	12

Article IV. Seller Parties’ Representations And Warranties	12
4.1 Organization, Standing and Power	12
4.2 Authority for Transaction	13
4.3 No Conflict	13
4.4 Financial Statements	13
4.5 No Undisclosed Liabilities	14
4.6 Absence of Certain Changes	14
4.7 Title	14
4.8 Compliance with Laws; Permits	14
4.9 Condition and Sufficiency of Purchased Assets	14
4.10 Privacy Laws and Data Protection	15
4.11 Accounts Receivable	15
4.12 Inventory	15
4.13 Intellectual Property	15
4.14 Assigned Contracts	16
4.15 Other Contracts	16
4.16 Legal Proceedings	16
4.17 Tax Matters	17
4.18 Insurance	17
4.19 Labor Relations and Employment Issues	17
4.20 Employee Benefits	18
4.21 Environmental Matters	21
4.22 Real Property	21
4.23 Product and Service Warranties	22
4.24 Relationship with Customers and Suppliers	22
4.25 Officers, Directors and Shareholders	22

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4.26 Brokers and Finders		22
4.27 Material Misstatements or Omissions		22

Article V. Buyer’s Representations and Warranties		22
5.1	Organization, Standing and Power	23
5.2	Authority for Transaction	23
5.3	No Conflict	23
5.4	Legal Proceedings	23
5.5	Brokers and Finders	23
5.6	Material Misstatements or Omissions	23

Article VI. Survival and Indemnification		24
6.1	Survival or Representations, Warranties and Covenants	24
6.2	Indemnification by Seller Parties	24
6.3	Indemnification by Buyer	24
6.4	Limitations on Indemnification	25
6.5	Indemnification Claim Procedures	26
6.6	Recoupment Against Holdback	27
6.7	Tax Treatment of Indemnification Payments	28
6.8	Effect of Investigation	28

Article VII. Closing		28
7.1	Closing	28
7.2	Closing Deliveries of Seller Parties	28
7.3	Closing Deliveries of Buyer	29

Article VIII. Further Covenants		30
8.1	Taxes	30
8.2	Expenses of the Parties	30
8.3	Confidentiality	30
8.4	Non-Disclosure; Non-Solicitation and Non-Competition	30
8.5	Consulting Agreement	31
8.6	Notices to and Consents of Third Parties	31
8.7	Further Assurances	31
8.8	Employees and COBRA Compliance	31
8.9	Uncollected Receivables	32

Article IX. General Provisions		32
9.1	Amendment and Waiver	32
9.2	Assignment	32
9.3	Notices	32
9.4	Binding Effect	33
9.5	Governing Law; Venue	34
9.6	Effect of Agreement	34
9.7	Severability	34
9.8	Negotiated Transaction	34
9.9	Headings; Counterparts	34

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Asset Purchase Agreement

This Asset Purchase Agreement, dated as of April 1, 2016, is made by and among Transcat, Inc., an Ohio corporation (“Buyer”), Excalibur Engineering, Inc., a California corporation (“Seller”), Christopher LaPlante Family Trust Dated 12/23/97 (the “Trust”) and Christopher M. LaPlante (“LaPlante”). Buyer, Seller, the Trust and LaPlante are collectively referred to herein as the “Parties”, and each is a “Party.”

RECITALS:

A. Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the Purchased Assets and the Assumed Liabilities (as defined in Section 1.1), subject to the terms and conditions set forth in this Agreement.

B. The Trust is the sole shareholder of Seller. LaPlante is the sole trustee and a beneficiary of the Trust and was previously a shareholder of Seller.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I. DEFINITIONS

1.1 Definitions. As used in this Agreement and, unless the context requires otherwise, in each other agreement, document or instrument delivered under or in connection with this Agreement:

“Accounts Receivable” has the meaning given to it in Section 2.1(d).

“Accrued Vacation Credit” has the meaning given to it in Section 8.8.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adverse Effect” means an effect in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, Business or prospects of Seller, which effect, individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, Business or prospects of Seller, or which is materially adverse to Seller’s ability to consummate the transactions contemplated hereby.

“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or under common control with, such Party.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules hereto.

“Assigned Contracts” has the meaning given to it in Section 2.1(f).

“Assignment and Assumption Agreement” has the meaning given to it in Section 7.2(d).

“Assumed Liabilities” has the meaning given to it in Section 3.2.

“Balance Sheet Date” means December 31, 2015.

“Business” means Seller’s business of providing commercial instrument calibration and test equipment repair services and new and used product sales and rentals.

“Buyer” has the meaning given to it in the preamble.

“Buyer Indemnified Parties” has the meaning given to it in Section 6.2

“Cap” has the meaning given to it in Section 6.4(a).

“Closing” means the closing of the purchase and sale hereunder.

“Closing Date” means the date of the Closing, as defined in Section 7.1.

“Closing Date Indebtedness” has the meaning given to it in Section 2.9.

“Closing Date Working Capital” means the value, as of the Closing, of the portion of the Purchased Assets which would be identified as current assets, less the aggregate amount of current Liabilities included in the Assumed Liabilities, all as determined in accordance with GAAP and in accordance with the terms and conditions of, and subject to the adjustments described in, Section 2.6.

“Closing Statement” has the meaning given to it in Section 2.4.

“Closing Statement Adjustment” has the meaning given to it in Section 2.4.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consulting Agreement” has the meaning given to it in Section 8.5.

“Contracts” means and includes all contracts, subcontracts, agreements, leases, options, notes, bonds, mortgages, indentures, deeds of trust, collateral assignments of lease and rights, guarantees, warranties, licenses, franchises, permits, purchase orders, arrangements, transactions, commitments, undertakings and understandings of every kind, written or oral.

“Customer” has the meaning given to it in Section 4.24.

“Deemed Acceptance” has the meaning given to it in Section 6.5(b).

“Deposit” means the deposit, in the aggregate amount of $50,000, which Buyer is holding in an escrow account pursuant to the Pre-Closing Escrow Agreement.

“Dispute Notice” has the meaning given to it in Section 6.5(b).

“Employee Benefit Plan” has the meaning given to it in Section 4.20.

“Encumbrances” means and includes all liens, options, pledges, mortgages, security interests, charges, adverse claims, rights, restrictions, burdens and encumbrances of every kind.

“Environmental Laws” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is a member of “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Seller, as defined in Section 414 of the Code.

“Estimated Closing Date Working Capital” has the meaning given to it in Section 2.6(a).

“Estimated Increase Amount” has the meaning given to it in Section 2.6(a).

“Estimated Reduction Amount” has the meaning given to it in Section 2.6(a).

“Excluded Assets” has the meaning given to it in Section 2.2.

“Existing Leases” has the meaning given to it in Section 4.22(b).

“Final Closing Date Working Capital” has the meaning given to it in Section 2.6(b).

“Final Increase Amount” has the meaning given to it in Section 2.6(c).

“Final Reduction Amount” has the meaning given to it in Section 2.6(c).

“Financial Statements” has the meaning given to it in Section 4.4.

“GAAP” means, at any time, United States generally accepted accounting principles, methods and practices, consistently maintained and applied throughout the periods referenced.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means any (a) substance, gas, material or chemical which poses or may pose a hazard to human health or safety, (b) toxic substance or hazardous waste, substance or related material, or any pollutant or contaminant, or (c) asbestos, urea formaldehyde foam insulation, petroleum and petroleum by-products and which, in each case described above in (a), (b) and (c), is now subject to any Environmental Law.

“Holdback Amount” has the meaning given to it in Section 2.7.

“Holdback Period” means the period beginning on the Closing Date and ending on the date that is nine months after the Closing Date.

“Indebtedness Repayment Amount” has the meaning given to it in Section 2.9.

“Indemnified Party” has the meaning given to it in Section 6.5(a).

“Indemnifying Party” has the meaning given to it in Section 6.5(a).

“Intellectual Property” has the meaning given to it in Section 4.13(a).

“Inventory” has the meaning given to it in Section 2.1(c).

“Irvine Lease” means the Lease Agreement, in substantially the form attached hereto as Exhibit A, to be entered into by Buyer and MelChris with respect to the Irvine Property as of the Closing Date.

“Irvine Property” means the real property located at 9201 Irvine Blvd., Irvine, California, which is owned by MelChris and leased to Seller, as more particularly described in Schedule 4.22.

“Knowledge” means, with respect to a Party, the actual or constructive knowledge of such Party, after due inquiry. When used with respect to Seller, Knowledge shall include only the Knowledge of LaPlante and Wirth.

“LaPlante” has the meaning given to such term in the preamble.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement of any Governmental Authority.

“Leased Real Property” has the meaning given to it in Section 4.22.

“Liability” means any liability, obligation, claim against or Contract of Seller of any kind or nature, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller, arising out of or by reason of this or any other transaction or event occurring prior or subsequent to the Closing.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“MelChris” means MelChris Holding, LLC, a California limited liability company that is an Affiliate of LaPlante.

“Net Adjustment Payment” has the meaning given to it in Section 2.6(c).

“Notice of Claim” has the meaning given to it in Section 6.5(a).

“Party” or “Parties” have the meanings given to such terms in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means and includes any individual, partnership, corporation, trust, unincorporated organization or other entity or Government Authority.

“Personal Information” means the type information regulated or subject to Privacy Laws and collected, used, disclosed or retained by Seller including information regarding Seller’s clients, customers, suppliers, employees, agents, dependent and independent contractors including an individual’s name, address, age, gender, identification or social insurance number, income, citizenship, employment, assets, liabilities, payment records, credit information, personal and professional references and health and/or medical records.

“Pre-Closing Escrow Agreement” means the escrow letter agreement dated as of December 14, 2015 among Buyer, Seller and LaPlante.

“Privacy Laws” means all applicable Laws governing the collection, use, disclosure or retention of Personal Information.

“Purchased Assets” means the assets being purchased and sold hereunder, as defined in Section 2.1.

“Purchased IP” has the meaning given to it in Section 4.13(b).

“Purchase Price” has the meaning given to it in Section 2.4.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restrictive Covenant Agreement” has the meaning given to it in Section 8.4.

“Restrictive Covenant Payment” has the meaning given to it in Section 2.5(b).

“Seller” has the meaning given to it in the preamble.

“Seller Parties” means, collectively, Seller, the Trust and LaPlante.

“Seller Indemnified Parties” has the meaning given to it in Section 6.3.

“Target Working Capital Ceiling” means $215,000.

“Target Working Capital Floor” means $115,000.

“Tax Clearance Certificate” has the meaning given to it in Section 8.1(c).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Action” has the meaning given to it in Section 6.5(d).

“Transaction Documents” means this Agreement, the Consulting Agreement, the Restrictive Covenant Agreement, the Assignment and Assumption Agreement, the Irvine Lease, the bill of sale and the other agreements and instruments required to be delivered at the Closing pursuant to Section 7.2 or Section 7.3.

“Trust” has the meaning given to such term in the preamble.

“Trust Agreement” means the Second Amendment to and Complete Restatement of the Christopher LaPlante Family Trust dated 12/23/97, dated as of February 19, 2016.

“Uncollected Receivables” has the meaning given to it in Section 8.9.

“Wirth” means Joseph Wirth, Seller’s director of operations prior to Closing.

1.2 Accounting Terms. Subject to the provisions of Section 4.4 with respect to the Financial Statements, as used in this Agreement and, unless the context requires otherwise, in each other agreement, document or instrument delivered under or in connection with this Agreement, all accounting terms not otherwise defined herein or therein shall have the meanings assigned to them in accordance with GAAP.

1.3 Other Definitional Provisions. Unless the context requires otherwise, references to “Articles” and “Sections” are to the Articles or Sections of this Agreement, and references to “Exhibits” and “Schedules” are to the Exhibits and Schedules annexed hereto. Any of the terms defined in this Article I may, unless the context requires otherwise, be used in the singular or the plural depending on the reference. Wherever used herein, the masculine pronoun shall include the feminine and the neuter, as appropriate in the context. With respect to any matter or thing, “including” or “includes” means including but not limited to such matter or thing. All references to currency contained in this Agreement shall be to United States currency. Except as otherwise specifically provided in this Agreement, all references to numbers of “days” shall mean calendar days.

ARTICLE II. PURCHASE AND SALE

2.1 Transfer of Purchased Assets. Subject to all of the terms and conditions of this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from Seller, all of the assets, of every nature and description whatsoever and wherever situated, tangible or intangible, owned by Seller on the Closing Date (collectively, the “Purchased Assets”), including the following (but excluding the Excluded Assets):

(a) Seller’s leasehold interest in the Leased Real Property (subject, in the case of the Irvine Property, to modification pursuant to the Irvine Lease);

(b) all of Seller’s tangible personal property, including equipment, machinery, furniture, fixtures, leasehold improvements, vehicles and supplies, including without limitation those described in Schedule 2.1(b), together with related product warranties;

(c) all of Seller’s inventory, raw materials, work in progress and finished goods (collectively, the “Inventory”);

(d) all of Seller’s accounts receivable and notes receivable and interest receivable thereon (collectively, the “Accounts Receivable”);

(e) all of Seller’s deposits (including security deposits) and prepaid expenses, all as more particularly described in Schedule 2.1(e);

(f) all of Seller’s interest in and to all of the Contracts identified in Schedule 2.1(f) (collectively, the “Assigned Contracts”);

(g) all of Seller’s interest in and to (1) all patents, applications for patents, copyrights, license agreements (including software license agreements), assumed names, trade names, trademark and/or service mark registrations, applications for trademark and/or service mark registrations, trademarks and service marks of Seller, as more particularly described in Schedule 2.1(g), and all variants thereof, including all of Seller’s rights to use the name “Excalibur Engineering” to the exclusion of Seller; (2) all of Seller’s rights in and to client information, client lists, and candidate/prospect lists; (3) all telephone numbers, fax numbers, telephone directory advertising, web sites, domain names, domain leases, and e-mail addresses used or held for use in the Business, all as identified on Schedule 2.1(g); (4) all of Seller’s other proprietary information, including trade secrets, know-how, product designs and specifications, operating data and other information pertaining to the Business; and (5) the goodwill associated with the Business;

(h) all Permits necessary for or incident to the operation of the Business, to the extent assignable;

(i) all of Seller’s business and operational records relating to the Business, including employee records (to the extent permitted under applicable Law), office and sales records, blueprints, marketing strategies, business plans, studies and inventory lists and records (but expressly excluding Seller’s capital stock records, corporate minute books, bank account records and Tax Returns); and

(j) all other assets of Seller, not described above, which are either (1) reflected on the Financial Statements and not disposed of by Seller in the ordinary course of business between the Balance Sheet Date and the Closing Date, or (2) acquired by Seller in the ordinary course of business between the Balance Sheet Date and the Closing Date.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the “Purchased Assets” shall not include, and Buyer shall not acquire hereunder (collectively, the “Excluded Assets”): (i) any of the capital stock of Seller, (ii) any Employee Benefit Plan, or any interest therein or right thereunder (including, without limitation, any assets of Seller’s 401(k) plan included in the Employee Benefit Plans), (iii) Seller’s capital stock records, corporate minute books, bank account records and Tax Returns, (iv) Seller’s cash, cash-equivalents and securities, or (v) the assets identified on Schedule 2.2.

2.3 Use of Seller’s Name and Phone Numbers. In furtherance of the purchase and sale of the Purchased Assets hereunder, immediately upon the Closing the Seller Parties shall cause Seller’s corporate name to be changed to a name completely dissimilar to “Excalibur Engineering, Inc.”, and thereafter shall not adopt, use, cause to be used, or approve or sanction the use of such name, or any name so similar as to cause confusion therewith, or any other trade name or assumed name listed in Schedule 2.1(g). Promptly after the Closing, Seller shall discontinue use of its existing business telephone numbers and shall take all reasonable action (at no cost to Seller) and sign all documents as may be reasonably necessary to make such telephone numbers available for use by Buyer.

2.4 Purchase Price. Subject to the provisions of this Agreement (including, without limitation, the adjustments set forth in Section 2.6, the total purchase price for the Purchased Assets and the Restrictive Covenant Agreement shall be $7,350,000 (the “Purchase Price”). The Purchase Price shall be allocated among the Purchased Assets and to the Restrictive Covenant Agreement as set forth in Schedule 2.4. The Purchase Price shall be payable to Seller and LaPlante in accordance with the provisions of Section 2.5. At the Closing, the Parties shall execute a funds flow memorandum and closing statement in a form acceptable to the Parties (the “Closing Statement”) that sets forth the calculation of the Closing Cash Payment pursuant to Section 2.5(a), and may include certain other adjustments or credits to the Purchase Price (and the Closing Cash Payment) that are not otherwise adjusted for pursuant to Section 2.6 and are agreed upon by the Parties (the “Closing Statement Adjustment”).

2.5 Payment of Purchase Price. Subject to the adjustment described in Section 2.6 and all of the terms and conditions of this Agreement, at the Closing:

(a) Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount (the “Closing Cash Payment”) equal to (i) the Purchase Price, (ii) less the Holdback Amount, (iii) less the Restricted Covenant Payment, (iv) less the Estimated Reduction Amount, if any, (v) plus the Estimated Increase Amount, if any, (vi) less the Indebtedness Repayment Amount, and (vii) plus or less, as the case may be, the Closing Statement Adjustment, if any;

(b) Buyer shall pay to LaPlante the sum of $100,000, by wire transfer of immediately available funds to an account designated in writing by LaPlante, in consideration for LaPlante’s execution and delivery of the Restrictive Covenant Agreement (the “Restrictive Covenant Payment”);

(c) Buyer shall pay the Indebtedness Repayment Amount in accordance with Section 2.9; and

(d) Buyer shall hold the Holdback Amount in accordance with Section 2.7.

2.6 Adjustment to Purchase Price. The Purchase Price shall be subject to adjustment in accordance with the following procedures:

(a) On the business day immediately prior to the Closing Date, Seller shall deliver to Buyer a good faith estimate of the Closing Date Working Capital, which shall be determined in accordance with GAAP (the “Estimated Closing Date Working Capital”); provided, however, that for purposes of determining the Closing Date Working Capital (including the Estimated Closing Date Working Capital and the Final Closing Date Working Capital), the Accrued Vacation Credit shall be treated as an Assumed Liability. Seller shall include with such estimate statements setting forth in detail the Purchased Assets (including, without limitation, an itemized list of Accounts Receivable, with aging schedule, and prepaid expenses) and the Assumed Liabilities included in its calculation of the Estimated Closing Date Working Capital. If the Estimated Closing Date Working Capital is less than the Target Working Capital Floor, then the Purchase Price and, as provided in Section 2.5(a), the Closing Cash Payment shall be reduced, on a dollar-for-dollar basis, by the amount by which the Estimated Closing Date Working Capital is less than the Target Working Capital Floor (the “Estimated Reduction Amount”). If the Estimated Closing Date Working Capital is greater than the Target Working Capital Ceiling, then the Purchase Price and, as provided in Section 2.5(a), the Closing Cash Payment, shall be increased, on a dollar-for-dollar basis, by the amount by which the Estimated Closing Date Working Capital is greater than the Target Working Capital Ceiling (the “Estimated Increase Amount”). If the Estimated Closing Date Working Capital is equal to or greater than the Target Working Capital Floor but less than or equal to the Target Working Capital Ceiling, then neither the Purchase Price nor the Closing Cash Payment shall be adjusted pursuant to this Section 2.6(a).

(b) Within 30 days after the Closing Date, Buyer shall prepare and deliver to Seller the calculation of the Closing Date Working Capital. The calculation of Closing Date Working Capital shall be prepared in accordance with GAAP. Buyer’s calculation of the Closing Date Working Capital shall be final and binding on the Parties for purposes of this Section 2.6 unless, within 10 days after delivery thereof to Seller, Seller delivers to Buyer a written notice of dispute specifying in reasonable detail the items in dispute. After delivery of such a dispute notice, Seller and Buyer shall promptly negotiate in good faith with respect to the subject of the dispute notice. The Closing Date Working Capital finally determined under this Section 2.6(b) shall be referred to as the “Final Closing Date Working Capital”. Without limiting any other rights or remedies available to Buyer (including, without limitation, Section 6.2), Buyer may include in its calculation of the Final Closing Date Working Capital all accounts payable or other Liabilities of Seller existing as of the Closing Date that Buyer pays or otherwise satisfies, whether or not such accounts payable or Liabilities are identified as Assumed Liabilities on the schedule of accounts payable that Seller delivers with its calculation of the Estimated Closing Date Working Capital pursuant to Section (a).

(c) Subject to the provisions of this Section 2.6(c), (i) if the Final Closing Date Working Capital is less than the Target Working Capital Floor, then the Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount by which the Final Closing Date Working Capital is less than the Target Working Capital Floor (the “Final Reduction Amount”); (ii) if the Final Closing Date Working Capital is greater than the Target Working Capital Ceiling, then the Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount by which the Final Closing Date Working Capital is greater than the Target Working Capital Ceiling (the “Final Increase Amount”); and (iii) if the Final Closing Date Working Capital is equal to or greater than the Target Working Capital Floor but less than or equal to the Target Working Capital Ceiling, then the Purchase Price shall not be adjusted pursuant to this Section 2.6(c). Notwithstanding the foregoing, for purposes of determining the amount, if any, due from Buyer or Seller as a result of the adjustments set forth in this Section 2.6(c) (the “Net Adjustment Payment”), any Estimated Reduction Amount or Estimated Increase Amount paid under Section 2.6(a) shall be applied to or offset or netted against, as applicable, the Final Reduction Amount or Final Increase Amount, as appropriate, so that the Net Adjustment Payment shall result in the net aggregate amount of payments or adjustments made pursuant to Section 2.6(a) and Section 2.6(c) reflecting the adjustment, if any, that would be due pursuant to this Section 2.6(c) based on the Final Closing Date Working Capital and Buyer or Seller, as applicable, shall pay to the other the Net Adjustment Payment so calculated, as provided in Section 2.6(d). For purposes of clarification, if the Final Closing Date Working Capital is greater than the Target Working Capital Floor but less than the Target Working Capital Ceiling (resulting in there being no adjustment to the Purchase Price pursuant to this Section 2.6(c)), but there was an adjustment to the Purchase Price made at Closing pursuant to Section 2.6(a), then the Net Adjustment Payment shall be equal to the Estimated Reduction Amount (which shall be returned and paid by Buyer to Seller) or Estimated Increase Amount (which shall be returned and paid by Seller to Buyer), as the case may be, calculated under Section 2.6(a).

(d) If the Purchase Price is reduced (or the Net Adjustment Payment is otherwise due from Seller) pursuant to Section 2.6(c), then, within 10 days after determination of the Final Closing Date Working Capital, the Seller Parties, jointly and severally, shall pay to Buyer in cash the full amount of the Net Adjustment Payment (or authorize Buyer in writing to offset such amount against the Holdback Amount in accordance with Section 6.6). If the Seller Parties fail to pay when due the amount of the Net Reduction Payment, if any, due from them then, in addition to any other rights and remedies available to Buyer (and notwithstanding any failure by the Seller Parties to authorize such offset as provided above), Buyer shall have the right to offset such amounts against the Holdback Amount, subject to and in accordance with the terms of Section 6.6. If the Purchase Price is increased (or the Net Adjustment Payment is otherwise due from Buyer) pursuant to Section 2.6(c), then Buyer shall pay to Seller, in cash, within 10 days after determination of the Final Closing Date Working Capital, the full amount of the Net Adjustment Payment. Any reduction or increase in the Purchase Price made pursuant to this Section 2.6 shall be treated by the Parties as an adjustment to the Purchase Price for income tax purposes, and the Parties shall adjust the allocation of the Purchase Price as necessary to reflect such adjustment.

2.7 Holdback. As security for the obligations of the Seller Parties pursuant to 2.6(d) and Section 6.2, at the Closing, Buyer shall withhold from the Purchase Price the sum of $735,000 (the “Holdback Amount”). Buyer shall hold the Holdback Amount during the Holdback Period, pursuant to the terms of this Agreement. Subject to and in accordance with the provisions of Section 6.6, Buyer shall have the right to deduct from and set off against the Holdback Amount (A) any Losses for which Buyer is entitled to indemnification from the Seller Parties pursuant to Section 6.2; (B) any amounts due to Buyer from the Seller Parties with respect to the Net Adjustment Payment pursuant to Section 2.6(d) (and not otherwise paid by the Seller Parties pursuant to Section 2.6(d)); and (C) any amounts due to Buyer from the Seller Parties with respect to Uncollected Receivables pursuant to Section 8.9 (and not otherwise paid by the Seller Parties pursuant to Section 8.9). Upon expiration of the Holdback Period, Buyer shall pay to Seller, in immediately available funds, an amount equal to (i) the Holdback Amount, less (ii) any amounts set off against the Holdback Amount pursuant to Section 6.6, less (iii) any amounts that Buyer is permitted to continue to hold pursuant to Section 6.6, plus (iv) interest, at the rate of 0.5% per annum, on the portion of the Holdback Amount payable to Seller (not including amounts that Buyer is permitted to set off or continue to hold, as described in clauses (ii) and (iii)) from the Closing Date to the date of payment.

2.8 Termination of Pre-Closing Escrow Agreement. Effective upon Seller’s receipt of the Closing Cash Payment, (a) the Pre-Closing Escrow Agreement is hereby terminated, and neither Party shall have any further rights or obligations thereunder, and (b) Seller hereby releases all rights and claims to the Deposit.

2.9 Repayment of Indebtedness. Seller hereby authorizes and directs Buyer to pay at the Closing, on Seller’s behalf, the outstanding Liabilities of Seller as of the Closing Date that are secured by any Encumbrances on the Purchased Assets (the “Closing Date Indebtedness”). Seller has delivered to Buyer (a) payoff statements indicating the full payoff amounts (including principal, interest, prepayment penalties or fees, and all other charges due or payable in connection with the payoff of the Closing Date Indebtedness) of the Closing Date Indebtedness (collectively, the “Indebtedness Repayment Amount”) and (ii) wire instructions for the repayment of the Indebtedness Repayment Amount. At the Closing, Buyer shall pay or cause to be paid to the holders of the Closing Date Indebtedness, in accordance with the payoff statements and wire instructions so provided by Seller, the Indebtedness Repayment Amount, and Buyer’s payment of the Indebtedness Repayment Amount shall be applied to the payment of the Purchase Price payable to Seller pursuant to this Agreement, to the full extent of the Indebtedness Repayment Amount so paid by Buyer.

ARTICLE III. LIABILITIES AND CONTRACTS

3.1 No Assumption of Liabilities or Contracts. It is expressly understood and agreed that Buyer does not assume nor shall it be liable for any Liability other than the Assumed Liabilities that Buyer expressly assumes under Section 3.2. Seller shall pay or make adequate provision for the payment of all of the Liabilities of every kind and nature other than the Assumed Liabilities, and the Seller Parties shall jointly and severally indemnify Buyer, as provided by Section 6.2, with respect to all such Liabilities other than the Assumed Liabilities.

3.2 Liabilities Assumed. Subject to all of the terms and conditions of this Agreement, at the Closing Buyer shall assume and become responsible to perform and discharge when due, to the extent the same have not been performed or discharged by Seller prior to the Closing, only the following Liabilities (collectively, the “Assumed Liabilities”):

(a) any account payable (other than a trade account payable to any Affiliate of any of the Seller Parties) incurred by Seller in the ordinary course of business that (i) remains unpaid as of the Closing Date and (ii) is set forth in a schedule provided with Seller’s calculation of the Estimated Closing Date Working Capital pursuant to Section 2.6(a); and

(b) the Liabilities arising on or after the Closing Date under the Assigned Contracts, but only to the extent that such Liabilities do not relate to any breach, default or violation by Seller of the Assigned Contracts prior to the Closing Date.

Upon assumption by Buyer of the Assigned Contracts at Closing, Buyer shall be entitled to all of Seller’s rights and benefits thereunder and shall relieve Seller of its obligations to perform the same; provided, however, that nothing herein contained shall relieve Seller of its obligations or Liabilities arising thereunder or in connection therewith prior to such assumption by Buyer at the Closing. Buyer shall indemnify Seller, as provided by Section 6.3, with respect to all of the Assumed Liabilities from and after the Closing Date.

ARTICLE IV. SELLER PARTIES’ REPRESENTATIONS AND WARRANTIES

Each of the Seller Parties hereby jointly and severally represents and warrants to Buyer, as of the Closing Date, as follows:

4.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Seller has all necessary corporate power and authority to own, use and transfer its properties and assets and to transact the Business as now being conducted. Schedule 4.1 sets forth each jurisdiction in which Seller is licensed or qualified to do business and except as set forth in Schedule 4.1 Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. Seller has no subsidiaries. Schedule 4.1 includes a list of all of the holders of the outstanding capital stock of Seller, and the number of shares held by each such holder. The Trust is a trust duly established and existing under the laws of California and was established by the Trust Agreement. LaPlante is the sole trustee of the Trust, and has the necessary power, authority and capacity, on behalf of the Trust, to enter into this Agreement and to perform the obligations of the Trust hereunder. The Trust Agreement remains in full force and effect, and no proceedings have been instituted or are pending for the termination, dissolution or liquidation of the Trust.

4.2 Authority for Transaction. Seller’s execution and delivery of this Agreement and all other Transaction Documents to which it is a party, its compliance with the provisions hereof and thereof and the consummation of all of the transactions contemplated hereby and thereby, have all been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement and all other Transaction Documents to which Seller is a party are valid and binding upon Seller in accordance with their respective terms. The Trust’s execution and delivery of this Agreement and all other Transaction Documents to which it is a party, its compliance with the provisions hereof and thereof and the consummation of all of the transactions contemplated hereby and thereby, have all been duly and validly authorized by all necessary action on the part of the Trust and its trustee, and this Agreement and all other Transaction Documents to which the Trust is a party are valid and binding upon the Trust in accordance with their respective terms. LaPlante has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which LaPlante is a party, to comply with the provisions hereof and thereof and to consummate the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which LaPlante is a party are valid and binding upon LaPlante in accordance with their respective terms.

4.3 No Conflict. Neither the execution and delivery of this Agreement or any other Transaction Document by the Seller Parties, nor compliance by the Seller Parties with any of the provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby, will:

(a) conflict with or result in a breach of any provision of Seller’s articles of incorporation or by-laws or any provision of the Trust Agreement;

(b) except as set forth in Schedule 4.3, result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Contract, Encumbrance or other instrument or obligation to which any of the Seller Parties is a party or by which they or any of their respective properties or assets may be bound;

(c) violate any Governmental Order or Law applicable to Seller or any of its properties or assets; or

(d) require any consent, waiver or approval by, notice to or filing with any Person, except for such consents, waivers, approvals, notices or filings set forth in Schedule 4.3, all of which have been obtained, given or made.

4.4 Financial Statements. Seller has heretofore delivered to Buyer a true, correct and complete copy of the unaudited balance sheets and related statements of income for Seller for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, respectively (collectively, the “Financial Statements”). The Financial Statements are prepared from the books of account and records of Seller. The Financial Statements fairly present Seller’s financial position as at the dates thereof and the results of Seller’s operations, changes in Seller’s financial position and other information of Seller included therein for the periods or as at the dates therein set forth.

4.5 No Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Financial Statements as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually in excess of $10,000 or in the aggregate in excess of $50,000.

4.6 Absence of Certain Changes. Except as disclosed in Schedule 4.6, since the Balance Sheet Date, (a) Seller has conducted the Business only in the ordinary course of business consistent with past practice, (b) there has not been any material adverse change in the condition (financial or otherwise), assets, Liabilities or Business of Seller, or any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its properties or the Business, and (c) Seller has not experienced any other change in the Business resulting in or which could have an Adverse Effect.

4.7 Title. Seller has, and shall transfer to Buyer at the Closing, good title to each item comprising the Purchased Assets, free and clear of all Encumbrances.

4.8 Compliance with Laws; Permits.

(a) Seller has complied, and is now complying in all material respects, with all Laws applicable to ownership and use of the Purchased Assets or the operation of the Business and, to the Knowledge of the Seller Parties, there is no basis for any Action arising out of or in connection therewith. Seller has not received any notice of any violation of any Law, and Seller is not party to any settlement agreement or consent decree with continuing obligations or restrictions on Seller. To the Knowledge of the Seller Parties, each item comprising the Purchased Assets and the current uses thereof conform in all material respects to all applicable Laws.

(b) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.8(b) lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.8(b).

4.9 Condition and Sufficiency of Purchased Assets. Except as set forth in Schedule 4.9, each material item of tangible property included in the Purchased Assets is in good condition and repair, ordinary wear and tear excepted, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not in the aggregate material in nature or cost. Except for the Excluded Assets, the Purchased Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, used to operate the Business in the manner presently operated by Seller, and (ii) include all of the operating assets of Seller. None of the assets used or useful in the operation of the Business are owned by the Trust or LaPlante.

4.10 Privacy Laws and Data Protection. Seller has complied in all material respects with all applicable Privacy Laws. There are no restrictions on the collection, use, disclosure and retention of Personal Information by Seller except as provided by Privacy Laws. With respect to the Business, Seller has established, implemented, updated, maintained and enforced such policies, programs, procedures, contracts and systems with respect to the collection, use, storage, transfer, retention, deletion, destruction, disclosure and other forms of processing of any and all Personal Information as are consistent and compliant with practice and standards typical for companies of comparable size to Seller that conduct businesses similar to the Business. The Seller Parties do not have any Knowledge of any actual, suspected or threatened (i) breach, misappropriation, or unauthorized disclosure, access, use, dissemination or modification of any Personal Information; or (ii) breach or violation of any of Seller’s policies, programs, procedures, contracts and systems described in this Section 4.10.

4.11 Accounts Receivable. The Accounts Receivable (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller that, to the Knowledge of Seller, are not subject to any claims of set-off or other defenses or counterclaims or disputes, other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to the reserve for bad debts, if any, shown on the Financial Statements or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, are collectible in full within 90 days after billing.

4.12 Inventory. Except for used, obsolete, damaged or defective items of Inventory that have been written off or are not otherwise reflected in the Financial Statements, all of the Inventory (i) consists of inventories of the kind, quality and quantity regularly and currently used in the Business, and (ii) is good and saleable (or rentable) condition.

4.13 Intellectual Property.

(a) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (A) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (B) copyrights, including all applications and registrations related to the foregoing; (C) trade secrets and confidential know-how; (D) patents and patent applications; (E) websites and internet domain name registrations; and (F) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing).

(b) Schedule 2.1(g) lists all Intellectual Property included in the Purchased Assets (“Purchased IP”). Seller is the sole and exclusive legal and beneficial owner of all of the Purchased IP, free and clear of all Encumbrances, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted.

(c) Seller’s prior and current use of the Purchased IP, and Seller’s conduct of the Business as currently conducted, has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person. To the Knowledge of the Seller Parties, no Person is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP.

(d) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Knowledge of the Seller Parties, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; ; (ii) challenging the validity, enforceability, registrability or ownership of any of the Purchased IP or Seller’s rights with respect to any Purchased IP; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Purchased IP. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Purchased IP or restrict the licensing thereof to any Person.

(e) None of the past or present employees, officers, directors or shareholders of Seller has any rights in any of the Purchased IP or in any inventions, whether or not patented, which have been or are used by Seller in the Business or which pertain to the Business.

4.14 Assigned Contracts. Each of the Assigned Contracts is valid and binding, in full force and effect and, except for obtaining any consents, waivers or approvals or giving any notice listed in Schedule 4.3, is fully assignable to and assumable by Buyer, so that immediately after the Closing, Buyer will be entitled to the full benefits thereof. None of Seller or, to the Knowledge of the Seller Parties, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. To the Knowledge of the Seller Parties, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Seller has made available to Buyer complete and correct copies of each Assigned Contract. There are no disputes pending or, to the Knowledge of the Seller Parties, threatened under any Assigned Contract.

4.15 Other Contracts. Other than the Assigned Contracts, Seller is not a party to, or otherwise bound by, any Contract or other instrument which is material or necessary to the ownership of the Purchased Assets or the operation of the Business or which has an Adverse Effect on any of the Purchased Assets or the Business.

4.16 Legal Proceedings. Except as set forth in Schedule 4.16, there are no Actions pending or, to the Knowledge of the Seller Parties, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Seller Parties, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

4.17 Tax Matters. Seller has filed all federal, state, county and local Tax Returns which are required to be filed prior to the date of this Agreement and has paid or has reserved for the payment of all Taxes which have become due and payable. All such Tax Returns are complete and accurate and disclose all Taxes required to be paid. To the Knowledge of the Seller Parties, no event has occurred which could impose on Buyer any successor or transferee liability for any Taxes in respect of Seller, except as may occur by operation of law under any Laws which provide for such liability upon the transfer of all or substantially all of the assets of Seller. No examination or audit of any Tax Return is currently in progress and no Governmental Authority is asserting, or has threatened in writing to assert, against Seller any deficiency, proposed deficiency or claim for additional Taxes or any adjustment thereof with respect to any period for which a Tax Return has been filed, for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable. All amounts required to be withheld by Seller (including from employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective Taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

4.18 Insurance. Schedule 4.18 contains (a) a list and general description of all fire, theft, casualty, liability, life, hospitalization, medical reimbursement and other insurance coverage insuring the Purchased Assets, Seller and its personnel and Business operations; and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2013. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Seller has provided to Buyer true and complete copies of the insurance policies identified on Schedule 4.18.

4.19 Labor Relations and Employment Issues.

(a) Seller has made available to Buyer a true, correct and complete list setting forth the names, date of hire, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively), the amount of accrued but unused vacation time as of the date of this Agreement, and work location of all current employees of Seller. Seller has made available to Buyer a true, correct and complete list setting forth the names of all employees of Seller currently on short-term or long-term disability leave, workers’ compensation leave, leave under the Family Medical Leave Act, and any other leave.

(b) Except as set forth in Schedule 4.19, (1) Seller has not entered into any collective bargaining agreement or other contract with any employee, union, labor organization or other employee representative or group of employees and, to the Knowledge of the Seller Parties, no such organization or Person has made or is making any attempt to organize or represent employees of Seller; (2) there is no pending grievance or arbitration and no unsatisfied or unremedied grievance or arbitration award against Seller or any agent, representative or employee of Seller and, to the Knowledge of the Seller Parties, there is no basis for any such grievance or arbitration; (3) there is no unfair labor practice charge, pending trial of unfair labor practice charges, unremedied unfair labor practice finding or adverse decision of the National Labor Relations Board or administrative law judge thereof, against Seller or any agent, representative or employee of Seller and, to the Knowledge of the Seller Parties, there is no basis for any such unfair labor practice charge; and (4) there is not pending or, to the Knowledge of the Seller Parties, threatened with respect to Seller or its employees any labor dispute, strike or work stoppage.

(c) Without limiting the generality of Section 4.8, Seller is in compliance in all material respects with all applicable Laws, standards and Contracts relating to employment, and the payment and withholding of Taxes and other similar obligations, and Seller has not received any notice of any violation of any such Law, standard or Contract.

(d) Except as set forth in Schedule 4.19, no current or former employee of Seller is owed by Seller overtime pay (other than overtime pay for the current payroll period), wages or salary for any period other than the current payroll period, vacation, holiday or other time off or pay in lieu thereof (other than time off or pay in lieu thereof earned in respect of the current year), or any amount arising from any violation of any Law, or Contract relating to the payment of wages, fringe benefits, wage supplements or hours of work.

4.20 Employee Benefits.

(a) Schedule 4.20 lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements which Seller or any ERISA Affiliate, has ever sponsored, or maintained, or to which contributions are made or have ever been made, or for which obligations have been incurred, for the benefit of employees or former employees of Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate could have any Liability including, without limitation, (1) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) any profit-sharing, stock bonus, deferred compensation, bonus, stock option, stock purchase, restricted stock, equity incentive, phantom equity, pension, retirement, retainer, compensation, consulting, severance, retention, indemnification, welfare or incentive plan, agreement or arrangement, (3) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, tuition reimbursement, medical, dental, hospitalization, life insurance, disability insurance and other types of insurance, whether written or unwritten, and (4) any employment agreement. The plans, agreements and arrangements described in this Section 4.20 are referred to herein as “Employee Benefit Plans.”

(b) None of the Employee Benefit Plans is, and neither Seller nor any ERISA Affiliate has ever contributed to or had any obligation to contribute to: (i) a plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(c) Seller has delivered to Buyer copies of all documents and summary plan descriptions of the Employee Benefit Plans or summary descriptions of any such Employee Benefit Plan not otherwise in writing, which documents and descriptions are true, correct and complete in all respects. Seller has delivered to Buyer true, correct and complete copies of the most recent determination letters, advisory letters and opinion letters and the Forms 5500 filed in the most recent three plan years with respect to any Employee Benefit Plan, including all schedules thereto and financial statements with attached opinions of independent accountants. Seller has delivered to Buyer summaries of material modifications distributed since the most recent summary plan description and material communications distributed within the last year to the participants of each Employee Benefit Plan.

(d) Each Employee Benefit Plan (and any related trust agreement, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and any applicable collective bargaining agreement, and each Employee Benefit Plan, Seller and each ERISA Affiliate, is in compliance in all material respects with the applicable provisions of ERISA, the Code and all Laws applicable thereto. Seller has not incurred and could not reasonably be expected to incur an employer shared responsibility penalty under Section 4980H of the Code. None of Seller, any ERISA Affiliate, nor any Employee Benefit Plan fiduciary has, with respect to the Employee Benefit Plans, engaged in a breach of fiduciary duty or a non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

(e) No Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Seller Parties, threatened with respect to any Employee Benefit Plan. No audits, inquiries, reviews, proceedings, claims, or demands are pending with any Governmental Authority with respect to any Employee Benefit Plan. There are no facts which could give rise to any Liability in the event of any such Action, audit, review, or other proceeding.

(f) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or an opinion or advisory letter on which it is entitled to rely) from the Internal Revenue Service that such Employee Benefit Plan is qualified under Section 401(a) of the Code, and such determination letter, opinion letter or advisory letter has not expired as of the date hereof (or, in the case of an expired determination letter, the Employee Benefit Plan’s sponsor has a timely filed application for an updated determination letter pending with the Internal Revenue Service and has no reason to believe that a favorable determination letter will not be issued). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been timely amended to reflect the provisions of all statutory or regulatory changes requiring amendments for which the deadline for amendment has passed. No event has occurred that will or could give rise to the revocation of any applicable determination letter or the loss of the right to rely on any applicable opinion or advisory letter, or the disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust under Sections 401(a) or 501(a) of the Code.

(g) Except as set forth in Schedule 4.20, no Employee Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any person or any dependent or beneficiary of any person after such person’s retirement or other termination of employment except as may be required by COBRA or applicable state Law, and there has been no communication to any person that could reasonably be expected to promise or guarantee any such benefits.

(h) No condition exists as a result of which Seller or any ERISA Affiliate would have any Liability, whether absolute or contingent, including any obligations under the Employee Benefit Plans, with respect to any misclassification of a Person performing services for Seller or an ERISA Affiliate as an independent contractor or the employee of another entity rather than as an employee of Seller or an ERISA Affiliate.

(i) Since January 1, 2015, Seller and its ERISA Affiliates have offered minimum essential coverage (as described in Section 4980H of the Code) to their common law employees who must be treated as “full-time employees” under Section 4980H of the Code and its implementing regulations, and such coverage has satisfied the affordability and minimum value standards under Section 4980H of the Code and its implementing regulations.

(j) No common law employee of Seller or any ERISA Affiliate has been awarded an applicable premium tax credit or cost-sharing reduction, as such terms are defined under Section 4980H of the Code, with respect to health insurance coverage purchased in a state or federal health insurance marketplace (also known as an “exchange”) and neither Seller nor any ERISA Affiliate has heretofore been and reasonably does not expect to be subject to any penalty under Section 4980H of the Code with respect to any period prior to the Closing.

(k) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any individual to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting (other than vesting required due to the termination of tax-qualified retirement plans, which shall not require an additional contribution to such plans), or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) as a result of the imposition of the excise Taxes required by Section 4999 of the Code.

(l) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005, in compliance with the applicable provisions of Section 409A of the Code, and since January 1, 2009 has been in documentary compliance with the applicable provisions of Section 409A of the Code; and neither Seller nor any ERISA Affiliate is or has been required to report any Taxes due as a result of a failure of an Employee Benefit Plan to comply with Section 409A of the Code. With respect to each Employee Benefit Plan, neither Seller nor any ERISA Affiliate has any indemnity obligation for any Taxes or interest imposed or accelerated under Section 409A of the Code.

4.21 Environmental Matters. Seller is in compliance in all material respects with all applicable Environmental Laws. None of the Seller Parties has received any notice of any violation of Environmental Laws. Seller has not used the Leased Real Property in any manner at any previous time for the storage, disposal, treatment, processing, production, refinement, generation or other handling of, any Hazardous Substances, except such Hazardous Substances that are used in the ordinary course of Seller’s Business in compliance in all material respects with applicable Environmental Laws. Neither Seller nor any of its employees or agents, has ever disposed of liquid, solid or semi-solid wastes on the Leased Real Property or on any other premises on which the Business is or was conducted. To the Knowledge of the Seller Parties, (i) no portion of the Irvine Property contains, or has been used in any manner at any previous time for the storage, disposal, treatment, processing, production, refinement, generation or other handling of (except in the ordinary course of business in compliance in all material respects with applicable Environmental Laws), any Hazardous Substances; and (ii) there has been no contamination, whether of soil, groundwater or otherwise, on, in, under or about the Irvine Property.

4.22 Real Property.

(a) Except for its interest in the Leased Real Property, Seller does not own any right, title or interest in any real property nor has Seller ever owned any real property.

(b) Schedule 4.22 contains a list of all of the real property leased (or otherwise used) by Seller in connection with the Business (collectively, the “Leased Real Property”), and identifies each Contract under which such real property is leased (the “Existing Leases”). Seller has delivered to Buyer true, correct and complete copies of the Existing Leases, including all amendments, modifications, notices or memoranda of lease thereto.

(c) With respect to each parcel of the Leased Real Property, except as limited to the Irvine Property below or as set forth in Schedule 4.22, (i) the buildings and improvements included in the Irvine Property (including, without limitation, the roof, the walls and all plumbing, wiring, electrical, heating, air conditioning, fire protection and other systems, as well as all paved areas, included therein or located thereat) are in good working order, condition and repair, reasonable wear and tear excepted, and are not in need of maintenance or repairs except for maintenance or repairs which are routine, ordinary and are not material in costs; (ii) Seller has received all approvals of all Governmental Authorities (including Permits) required in connection with Seller’s use and operation of the Leased Real Property, and Seller has operated and maintained the Leased Real Property in accordance with all applicable Laws; (iii) there are no Contracts granting to any person or entity (other than Seller) the right of use or occupancy of any portion of the Leased Real Property, and there are no Persons (other than Seller) in possession of any of the Leased Real Property, excepting Leased Real Property that is shared or multi-tenant property; and (iv) there are no outstanding options or rights of first refusal or similar rights to purchase any of the Leased Real Property or any portion thereof or interest therein. To the Knowledge of the Seller Parties, no event or condition currently exists which would create a legal or other impediment to the use of any of the Leased Real Property as currently used, or would increase the additional charges or other sums payable by the tenant under any Existing Lease (including, without limitation, any pending Tax reassessment or other special assessment affecting the Leased Real Property). None of the Seller Parties has received notice from any Governmental Authority of any violations of any Law affecting any portion of the Leased Real Property. The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

4.23 Product and Service Warranties. Except for warranties under applicable Law (if any) and except as set forth on Schedule 4.23, (a) there are no warranties, express or implied, written or oral, with respect to the products and services of the Business, and (b) there are no pending or, to the Knowledge of the Seller Parties, threatened claims or Liabilities with respect to any such warranties.

4.24 Relationship with Customers and Suppliers. Seller has delivered to Buyer a true, correct and complete list of each customer of Seller to whom Seller sold products or services during the year ended December 31, 2014, the year ended December 31, 2015, or the current year, together with, in each case, the amount billed during such periods (each, a “Customer”). The Seller Parties have not received notice from any Customer that such Customer is canceling or otherwise materially reducing its usage or purchase of the products and services of Seller, except as set forth in a written summary delivered to Buyer. The Seller Parties have no grounds to believe that any Customer will cancel or otherwise materially reduce its usage or purchase of the products and services of the Business following the Closing. To the Knowledge of the Seller Parties, no current supplier to Seller of items material to the conduct of the Business has threatened to terminate or change the terms of its business relationship with Seller for any reason.

4.25 Officers, Directors and Shareholders. Except as set forth on Schedule 4.25, Seller does not have any business relationship, whether under any Contract or otherwise, with any Person who is an officer, director or shareholder of Seller, or any of their respective spouses, children or Affiliates, other than employment relationships in the ordinary course of business. Except as set forth on Schedule 4.25, no officer, director or shareholder of Seller, nor any spouse, child or Affiliate thereof, has any interest in any competitor, supplier or customer of Seller, except for immaterial interests in publicly held companies.

4.26 Brokers and Finders. None of the Seller Parties or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

4.27 Material Misstatements or Omissions. No representation or warranty of any of the Seller Parties made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to Buyer by or on behalf of any of the Seller Parties pursuant hereto or in connection with the transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.

ARTICLE V. BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to the Seller Parties, as of the Closing Date, as follows:

5.1 Organization, Standing and Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Ohio. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Buyer is a party, to comply with the provisions hereof and thereof and to consummate the transactions contemplated hereby and thereby.

5.2 Authority for Transaction. Buyer’s execution and delivery of this Agreement and each other Transaction Document to which Buyer is a party, its compliance with the provisions hereof and thereof and the consummation of all of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement and each other Transaction Document to which Buyer is a party is valid and binding upon Buyer in accordance with their respective terms.

5.3 No Conflict. Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer, nor compliance by Buyer with any of the provisions hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:

(a) conflict with or result in a breach of any provision of Buyer’s articles of incorporation or code of regulations;

(b) result in a default, or give rise to any right of termination, cancellation or acceleration, under any term, condition or provision of any Contract, Encumbrance or other instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound;

(c) violate any Governmental Order or Law applicable to Buyer or any of its properties or assets; or

(d) require any consent, waiver or approval by, notice to or filing with any Person, except for such consents, waivers, approvals, notices or filings set forth in Schedule 5.3, all of have been obtained, given or made.

5.4 Legal Proceedings. There is no Action pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its assets which, if adversely determined, would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

5.5 Brokers and Finders. Neither Buyer nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

5.6 Material Misstatements or Omissions. No representation or warranty of Buyer made in this Agreement, nor any Schedule, document, statement, certificate or other information furnished or to be furnished to any of the Seller Parties by or on behalf of Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains (or will when furnished contain) any untrue statement of a material fact, or omits (or will then omit) to state a material fact necessary in order to make the statement of facts made therein not misleading.

ARTICLE VI. SURVIVAL AND INDEMNIFICATION

6.1 Survival or Representations, Warranties and Covenants. Subject to the provisions of this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, however, that the representations and warranties in Section 4.1, Section 4.2, Section 4.7, Section 4.17, Section 4.20, Section 4.21, Section 5.1 and Section 5.2 (collectively, the “Fundamental Representations”) shall survive as hereafter provided. The Fundamental Representations contained in Section 4.17, Section 4.20 and Section 4.21 shall survive the Closing and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days; and all of the other Fundamental Representations shall survive indefinitely. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

6.2 Indemnification by Seller Parties. Subject to all of the terms and conditions of this Agreement including, without limitation, Section 6.4, each of the Seller Parties jointly and severally agrees to defend, indemnify and hold harmless each of Buyer and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party arising out of, based upon, in connection with or as a result of:

(a) any Liability, other than the Assumed Liabilities;

(b) any failure or breach of any representation or warranty of any of the Seller Parties made in this Agreement or any other Transaction Document;

(c) any breach or nonfulfillment of any covenant or agreement of any of the Seller Parties made in this Agreement or in any other Transaction Document;

(d) any Excluded Asset;

(e) any arrangements or agreements made or alleged to have been made by any of the Seller Parties with any broker, finder or other agent in connection with the transactions contemplated by this Agreement; or

(f) the Parties’ non-compliance with any applicable Laws of the State of California pertaining to “bulk transfers” including, without limitation, Cal. Rev. & Tax Code Sections 6811 and 6812 and the California Uniform Commercial Code - Bulk Sales.

6.3 Indemnification by Buyer. Subject to all of the terms and conditions of this Agreement including, without limitation, Section 6.4, Buyer shall be responsible for, and hereby agrees to defend, indemnify and hold harmless the Seller Parties and their respective Representatives, successors and assigns (collectively, “Seller Indemnified Parties”), from and against any and all Losses suffered, sustained, incurred or required to be paid by any Seller Indemnified Party arising out of, based upon, in connection with or as a result of:

(a) any Assumed Liability;

(b) any failure or breach of any representation or warranty of Buyer made in this Agreement or any other Transaction Document;

(c) any breach or nonfulfillment of any covenant or agreement of Buyer made in this Agreement or any other Transaction Document; or

(d) any arrangements or agreements made or alleged to have been made by Buyer with any broker, finder or other agent in connection with the transactions contemplated by this Agreement.

6.4 Limitations on Indemnification.

(a) Notwithstanding the provisions of Section 6.2 and except as provided in Section 6.4(b), the aggregate liability of the Seller Parties under 6.2(b) for Losses arising from breaches of representations and warranties (other than the Fundamental Representations) shall not exceed, in the aggregate, an amount equal to 25% of the Purchase Price (the “Cap”).

(b) Notwithstanding the provisions of Section 6.4(a), the Cap shall not apply to (i) the Seller Parties’ indemnification obligations with respect to the matters set forth in Section 6.2(a), Section 6.2(c), Section 6.2(d), Section 6.2(e), or Section 6.2(f), (ii) any breach of the Fundamental Representations; (iii) the Seller Parties’ obligations pursuant to Section 2.6; or (iv) any facts or circumstances which constitute fraud, intentional misrepresentation or willful misconduct by any of the Seller Parties.

(c) The obligation of the Seller Parties to indemnify Buyer Indemnified Parties under Section 6.2(b) shall expire, with respect to any representation or warranty, on the date on which the survival of such representation or warranty shall expire in accordance with Section 6.1, except with respect to any Notice of Claim which any Buyer Indemnified Parties have delivered to the Seller Parties prior to such date, in which case the obligation of the Seller Parties to indemnify Buyer Indemnified Parties shall continue until any Losses payable to Buyer Indemnified Parties with respect to such Notice of Claim are finally determined. Notwithstanding anything in this Agreement to the contrary, any claims based on any facts or circumstances which constitute fraud, intentional misrepresentation or willful misconduct by any of the Seller Parties shall not be subject to the time limitations set forth in this Section.

(d) The obligation of Buyer to indemnify Seller Indemnified Parties under Section 6.3(b) shall expire, with respect to any representation or warranty, on the date on which the survival of such representation or warranty shall expire in accordance with Section 6.1, except with respect to any Notice of Claim which any Seller Indemnified Parties have delivered to Buyer prior to such date, in which case the obligation Buyer to indemnify Seller Indemnified Parties shall continue until any Losses payable to Seller Indemnified Parties with respect to such Notice of Claim are finally determined. Notwithstanding anything in this Agreement to the contrary, any claims based on any facts or circumstances which constitute fraud, intentional misrepresentation or willful misconduct by Buyer shall not be subject to the time limitations set forth in this Section.

(e) Except as otherwise provided in this Section 6.4(e), the rights and remedies that a Party may have against another Party for claims for a breach of any representation, warranty, covenant or obligation under this Agreement are exclusively governed by this Agreement. Except as otherwise provided in this Section 6.4(e), to the extent permitted by applicable Law, any further claims and remedies, irrespective of the nature, amount or legal basis, are hereby expressly waived and excluded; provided, however, that nothing in this Section 6.4(e) shall limit any Person’s right to seek and obtain (a) any equitable relief (including claims for specific performance, injunctive relief or other equitable remedy) to which any Person shall be entitled or (b) any remedy on account of any Party’s fraud, intentional misrepresentation or willful misconduct; or (c) any rights or remedies available to any Party under or in respect of the other Transaction Documents.

6.5 Indemnification Claim Procedures.

(a) If any Buyer Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) believes that it has suffered or incurred or will suffer or incur any Losses for which it is entitled to indemnification under this Article VI, such Indemnified Party shall deliver to the Party or Parties from whom indemnification is being claimed (an “Indemnifying Party”) reasonably prompt written notice of such claim setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnified Party (a “Notice of Claim”). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnified Party relating to the claim. Subject to the provisions of this Agreement including, without limitation, Section 6.4(c) and Section 6.4(d), the failure of an Indemnified Party to give any Notice of Claim required by this Section shall not affect any of such Party’s rights under this Article VI or otherwise except and to the extent that such failure is actually prejudicial to the rights and obligations of the Indemnifying Party. Notwithstanding anything herein to the contrary, if any Notice of Claim relates to a Third Party Action, the procedures of Section 6.5(d) shall apply to such Third Party Action.

(b) After an Indemnified Party has delivered a Notice of Claim requesting payment from an Indemnifying Party for any Losses, the Indemnifying Party shall, within 30 days of receipt of such Notice of Claim, (i) pay to the Indemnified Party, in immediately available funds, the amount of Losses, or (ii) deliver to the Indemnified Party written notice (a “Dispute Notice”) advising the Indemnified Party that it disputes the claim for indemnification. If, within 30 days of receipt of such Notice of Claim, the Indemnifying Party fails to pay said amount to the Indemnified Party or deliver to the Indemnified Party a Dispute Notice the Indemnifying Party shall be deemed to have accepted and agreed to such claim for indemnification (a “Deemed Acceptance”) and the Indemnified Party may exercise any and all legal or equitable remedies available to the Indemnified Party under this Agreement or otherwise with respect to such Losses.

(c) If, within such 30 day period following receipt of the Notice of Claim, the Indemnifying Party delivers a Dispute Notice with respect to the Indemnified Party’s claim for indemnification for Losses, the Indemnifying Party and the Indemnified Party agree that, prior to commencing any litigation or other proceedings against the other concerning any matter in which such Party intends to claim a right of indemnification, they will negotiate in good faith to resolve any dispute with respect to such claim and to provide each other with all relevant information relating to such dispute. If the Indemnifying Party and the Indemnified Party are unable to resolve any such dispute within 30 days of the delivery of a Dispute Notice (or such longer period as the Parties may agree upon), the Indemnifying Party or the Indemnified Party may thereafter commence litigation or other proceedings to resolve such dispute. The successful Party in any such proceeding shall be entitled to reimbursement from the non-successful Party for any and all of the successful Party’s costs and expenses including, without limitation, reasonable attorneys’ fees, incurred in connection with such proceeding.

(d) If any Notice of Claim relates to any Action against any Indemnified Party by a third party (a “Third Party Action”), the Indemnifying Party shall be entitled to participate in such Third Party Action and, at its option, assume the defense thereof with its own counsel (to be reasonably satisfactory to the Indemnified Party), at the Indemnifying Party’s sole expense, by providing written notice to the Indemnified Party delivered within 30 days after the Indemnifying Party receives the Notice of Claim; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Action if the Indemnified Party shall have one or more legal or equitable defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of counsel for the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party. If the Indemnifying Party shall assume the defense of any Third Party Action, the Indemnified Party shall be entitled to participate in any Third Party Action at its expense. The Indemnifying Party shall not consent to the entry of a judgment with respect to the Third Party Action or enter into any settlement that involves anything other than the payment of money by the Indemnified Party without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed). Whether or not the Indemnifying Party assumes the defense of any Third Party Action, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Action without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). The Indemnified Party shall provide the Indemnifying Party with access to its records and personnel relating to any such Third Party Action during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof.

6.6 Recoupment Against Holdback. Subject to the notice, dispute and other procedures in Section 6.5, the Seller Parties agree that any payments which may be due to Seller from Buyer pursuant to Section 2.7 with respect to the Holdback Amount may be used by Buyer to satisfy (i) Seller’s indemnification obligations with respect to any claim for Losses required to be paid by the Seller Parties pursuant to Section 6.2; (ii) any obligation of the Seller Parties to pay Buyer the Net Adjustment Payment pursuant to Section 2.6(d), which right may be exercised at any time after the Net Adjustment Payment is determined in accordance with Section 2.6(b) (provided the Seller Parties do not otherwise timely pay the Net Adjustment Payment to Buyer pursuant to Section 2.6(d)); and (iii) any obligation of the Seller Parties to pay Buyer for Uncollected Receivables pursuant to Section 8.9, which right may be exercised at any time after Buyer’s delivery of notice of the Uncollected Receivables in accordance with Section 8.9 (provided the Seller Parties do not otherwise timely pay the amount of Uncollected Receivables to Buyer pursuant to Section 8.9). If, at the time payment of the Holdback Amount is due to Seller pursuant to Section 2.7, there is a pending Notice of Claim by Buyer against any of the Seller Parties for indemnification pursuant to this Article VI, then Buyer may withhold from the payment of the Holdback Amount then due to Seller an amount that Buyer reasonably deems necessary to fully satisfy the claim described in such Notice of Claim, and instead hold such amount until there is a final resolution of such claim (at which time Buyer may set off the amount necessary to satisfy the claim, and pay the balance, if any, to Seller). Any portion of the Holdback Amount not so set-off or held pursuant to this Section 6.6 shall be timely paid to Seller when due pursuant to Section 2.7.

6.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

6.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives).

ARTICLE VII. CLOSING

7.1 Closing. The Closing shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”), and the Closing shall be deemed to occur effective as of 12:01 a.m. on the Closing Date. The Closing shall take place at a location acceptable to the Parties, and may be completed remotely through the exchange of signature pages by electronic means. The Parties shall take such actions, including the delivery of documents in escrow or by facsimile or e-mail, in order to facilitate completion on the Closing Date of all of the transactions contemplated hereby. Each Party’s obligations to consummate the transactions contemplated pursuant to this Agreement shall be conditioned on the other Party delivering at the Closing each of the documents or items required to be delivered by such other Party under Section 7.2 or Section 7.3, as applicable.

7.2 Closing Deliveries of Seller Parties. At (or prior to) the Closing, the Seller Parties shall deliver to Buyer the following:

(a) A certificate, duly executed by the Secretary of Seller, containing true, correct and complete copies of the following:

(i) Certificate of the Secretary of the State of California, attesting to the good standing of Seller in such jurisdiction as of a date reasonably proximate to the Closing Date;

(ii) A copy of the certificate of incorporation of Seller and of all amendments thereto, certified by the Secretary of the State of California;

(iii) A copy of the by-laws of the Seller as amended through the Closing Date; and

(iv) a copy of all actions taken by Seller’s Board of Directors and by Seller’s shareholders approving this Agreement and the transactions contemplated hereby;

(b) A Bill of Sale, duly executed by Seller, in a form reasonably acceptable to Buyer and Seller, conveying the Purchased Assets to Buyer free and clear of all Encumbrances;

(c) Certificates of title for all title motor vehicles included in the Purchased Assets, duly endorsed for transfer to Buyer;

(d) An Assignment and Assumption Agreement, duly executed by Seller, with respect to each of the Assigned Contracts, in a form or forms reasonably acceptable to Buyer and Seller (collectively, the “Assignment and Assumption Agreement”), together with all consents and approvals as may be required in connection with the assignment by Seller and the assumption by Buyer of the Assigned Contracts;

(e) The Restrictive Covenant Agreement, duly executed by each of the Seller Parties;

(f) The Consulting Agreement, duly executed by LaPlante;

(g) The Irvine Lease, duly executed by MelChris;

(h) A written acceptance of an employment offer letter whereby Wirth agrees to become an employee of Buyer after Closing, duly executed by Wirth, as provided in Section 8.8;

(i) A Non-Competition, Non-Solicitation and Non-Disclosure Agreement in favor of Buyer in a form acceptable to Buyer, duly executed by Wirth;

(j) The Closing Statement, duly executed by each of the Seller Parties; and

(k) Such other instruments and documents necessary to transfer title in the Purchased Assets to the Buyer or to consummate any of the other transactions contemplated hereby as shall have been reasonably requested by counsel to Buyer on or before the Closing Date.

7.3 Closing Deliveries of Buyer. At (or prior to) the Closing, Buyer shall deliver to the Seller Parties the following:

(a) The Closing Cash Payment;

(b) The Irvine Lease, duly executed by Buyer;

(c) The Assignment and Assumption Agreement, duly executed by Buyer;

(d) The Consulting Agreement, duly executed by Buyer;

(e) The Closing Statement, duly executed by Buyer;

(f) An employment offer letter for Wirth, duly executed by Buyer, as provided in Section 8.8; and

(g) Such other instruments and documents necessary to consummate any of the transactions contemplated hereby as shall have been reasonably requested by counsel to Seller on or before the Closing Date.

ARTICLE VIII. FURTHER COVENANTS

8.1 Taxes.

(a) All sales or use Taxes payable by reason of the sale and transfer of any of the Purchased Assets hereunder shall be paid by Buyer.

(b) Without limiting the generality of Section 3.1, Seller shall be and remain responsible for all (and Buyer shall not assume any) Liabilities for Taxes of Seller of any kind or description including, without limitation, any Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for periods prior to the Closing. Each of Seller and Buyer shall pay Taxes for which it is responsible (and file all Tax Returns) when due.

(c) If requested by Buyer, Seller shall notify all of the Taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such Taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any Taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to Buyer that such Liabilities have been paid in full or otherwise satisfied.

8.2 Expenses of the Parties. Except as otherwise expressly provided in this Agreement, all expenses involved in the preparation, negotiation, authorization and consummation of this Agreement and the transactions contemplated hereby, including all fees and expenses of Representatives, shall be borne solely by the Party who shall have incurred the same, and no other Party shall have any responsibility with respect thereto.

8.3 Confidentiality. Except for necessary disclosure to such Party’s directors, officers, employees, counsel, accountants, bankers and other agents, and except for the disclosure contemplated by Section 8.6 or this Section 8.3, each Party shall keep the provisions of this Agreement confidential both prior and subsequent to the Closing Date. Without limiting the generality of the foregoing and except as otherwise provided in this Section, no Party shall make any press release or announcement with respect to the transactions contemplated hereby without the prior consent of Buyer and Seller, unless such Party determines, upon the advice of counsel, that such action is required by Law or the rules or regulations of any stock exchange or relevant Governmental Authority to which such party is subject. Notwithstanding anything in this Section 8.3 to the contrary, following the Closing Buyer may, without the prior consent of Seller, disclose in a press release or other format the existence of this Agreement with Seller and such additional information related to the transactions contemplated hereby as Buyer may be required to disclose under Law or the rules or regulations of any stock exchange or relevant Governmental Authority.

8.4 Non-Disclosure; Non-Solicitation and Non-Competition. At the Closing, each of the Seller Parties shall execute a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in favor of Buyer in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”).

8.5 Consulting Agreement. At the Closing, Buyer and LaPlante shall execute a Consulting Agreement in substantially the form attached hereto as Exhibit C (the “Consulting Agreement”).

8.6 Notices to and Consents of Third Parties. Buyer and each of the Seller Parties shall in a timely fashion give all notices to and make all filings with all governmental authorities and other Persons required to be given or made by such Party under any license, authorization, Contract or other instrument or otherwise in connection with the transactions contemplated by this Agreement including, without limitation, those described on Schedule 4.3 and Schedule 5.3.

8.7 Further Assurances. Each Party shall cooperate with the others, take such further action, and execute and deliver such further documents, as may be reasonably requested by any other Party in order to carry out the terms and purposes of this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date:

(a) Each Party shall file all Tax Returns consistent with the allocation of the Purchase Price set forth in Schedule 2.4, and no Party shall take any position on audit or in litigation which is inconsistent with such allocation if such position would result in the payment of any additional Tax by, or the disallowance of any deduction or credit to, any other Party; and

(b) On the request of Buyer, the Seller Parties shall take such action and deliver to Buyer such further instruments of assignment, conveyance or transfer and other documents of further assurance as in the reasonable opinion of counsel to Buyer may be reasonably desirable to assure, complete and evidence the full and effective transfer, conveyance and assignment of the Purchased Assets and possession thereof to Buyer, its successors and assigns, and the performance of this Agreement by the Seller Parties in all respects. In addition, on the request of Buyer, the Seller Parties shall provide Buyer with such advice and assistance as may be reasonably necessary or appropriate to convey to Buyer the proprietary information, know-how and other intellectual property included in the Purchased Assets.

8.8 Employees and COBRA Compliance. Effective as of the Closing, Buyer shall offer at-will employment to Wirth, on terms acceptable to Buyer. Whether or not Buyer hires after the Closing any employees of Seller (including LaPlante or Wirth), Seller shall be responsible for all compensation and benefits (including, without limitation, salary, bonus, accrued vacation, any benefits attributable to compensation and service earned prior to the Closing, and sick pay) accruing prior to the Closing Date, except as otherwise provided in this Section with respect to the Accrued Vacation Credit. Without limiting the generality of Section 3.2, Buyer is not assuming any obligations or Liability (i) to any of Seller’s employees for sick or vacation pay or other benefits (except as otherwise provided in this Section with respect to the Accrued Vacation Credit), or (ii) under any Employee Benefit Plan. With respect to any employee of Seller that Buyer hires as of the Closing Date, Buyer shall recognize, assume and honor, subject to and in accordance with Buyer’s vacation policies, the unused and accrued vacation, as of the Closing Date, for all of such employees, as set forth on a schedule delivered by Seller to Buyer on the Closing Date (the “Accrued Vacation Credit”). Seller agrees and acknowledges that all COBRA obligations arising with respect to the Purchased Assets or Seller’s Business prior to or in connection with the transactions contemplated by this Agreement are and shall remain the sole responsibility of Seller, regardless of which Party is responsible under the COBRA regulations. Notwithstanding the foregoing, in no event shall Seller have any COBRA obligations with respect to an individual who experiences a COBRA qualifying event under Buyer’s group health plan.

8.9 Uncollected Receivables. If, during the eight-month period beginning on the Closing Date (the “Collection Period”), Buyer does not collect in full any of the Accounts Receivable of Seller included in the Purchased Assets, then Buyer shall deliver to the Seller Parties written notice identifying all such Accounts Receivable that were not so collected (“Uncollected Receivables”). Within 10 days of receipt of such notice from Buyer, the Seller Parties, jointly and severally, shall pay to Buyer an amount equal to the lesser of: (a) $38,000 or (b) the total amount of Uncollected Receivables (or authorize Buyer in writing to offset such applicable amount against the Holdback Amount in accordance with Section 6.6). If the Seller Parties fail to pay when due the amount of Uncollected Receivables due pursuant to this Section then, in addition to any other rights and remedies available to Buyer (and notwithstanding any failure by the Seller Parties to authorize such offset as provided above), Buyer shall have the right to offset such applicable amounts against the Holdback Amount, subject to and in accordance with the terms of Section 6.6. Upon receipt of the applicable payment from the Seller Parties for the Uncollected Receivables (or upon offset of such amount from the Holdback Amount), Buyer shall assign, without recourse, the Uncollected Receivables (or pro-rata portion thereof) to Seller, and Seller shall thereafter be entitled to take reasonable actions to collect, for Seller’s benefit, the Uncollected Receivables (or pro-rata portion thereof). During the Collection Period, Buyer shall use commercially reasonable efforts to collect the Accounts Receivable (but Buyer shall not be obligated to bring collection actions to collect any such accounts from an account debtor). Buyer shall apply amounts received during the Collection Period from customers in payment of accounts receivables (including the Accounts Receivable) to the specific outstanding invoice to which such payment relates.

ARTICLE IX. GENERAL PROVISIONS

9.1 Amendment and Waiver. This Agreement may be amended only by a writing executed by each of the Parties. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, shall be effective unless evidenced by an instrument in writing duly executed by the Party sought to be charged therewith. No failure on the part of any Party to exercise, and no delay in exercising, any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any Party of any right preclude any other or future exercise thereof or the exercise of any other right.

9.2 Assignment. No Party shall assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other Parties.

9.3 Notices. Each notice, report, demand, waiver, consent and other communication required or permitted to be given hereunder shall be in writing and shall be sent either by registered or certified first-class mail, postage prepaid and return receipt requested, or by facsimile or e-mail, addressed as follows:

If to Buyer:	Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
Attention: Chief Financial Officer
Fax: (585) 352-7788
e-mail: mtschiderer@transcat.com

with a copy to:	Harter, Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: James M. Jenkins, Esq.
Fax: (585) 232-2152
e-mail: jjenkins@hselaw.com

If to any of the Seller Parties, to:

Excalibur Engineering, Inc.
9201 Irvine Blvd.
Irvine, CA 92618
Attention: Christopher LaPlante, President
Fax: (949) 246-2252
e-mail: evochris@outlook.com

with a copy to:	InterFocus Law, LLP
580 California Street, Suite 1200
San Francisco, CA 94104
Attention: James Prenton, Esq.
Fax: (415) 625-9770
e-mail: james@interfocuslaw.com

Each such notice and other communication given by mail shall be deemed to have been given when it is deposited in the United States mail in the manner specified herein, and each such notice and other communication given by facsimile or e-mail shall be deemed to have been given when it is so transmitted and the appropriate answerback is received. Any Party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 9.3.

9.4 Binding Effect. Subject to the provisions of Section 9.2, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement creates no rights of any nature in any Person not a party hereto.

9.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State. Any legal suit, action or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the City of Rochester and County of Monroe, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. Each Party hereby waives the right to a trial by jury.

9.6 Effect of Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

9.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.8 Negotiated Transaction. The provisions of this Agreement were negotiated by the Parties hereto and this Agreement shall be deemed to have been drafted by all the Parties hereto, notwithstanding any presumptions at law to the contrary. Each of the Parties hereto has had the opportunity to seek legal and/or other professional counsel in connection with the negotiation and drafting of this Agreement and with respect to the consummation of the transactions contemplated hereby.

9.9 Headings; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the Parties. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

In Witness Whereof, the Parties have duly executed this Asset Purchase Agreement on the date first written above.

Transcat, Inc.

By:	/s/ Michael J. Tschiderer
Michael J. Tschiderer, Chief Financial Officer

Excalibur Engineering, Inc.

By:	/s/ Christopher M. LaPlante
Christopher M. LaPlante, President

Christopher LaPlante Family Trust
Dated 12/23/97

By:	/s/ Christopher M. LaPlante
Christopher M. LaPlante, Trustee

/s/ Christopher M. LaPlante
Christopher M. LaPlante

Table of Schedules and Exhibits

Upon request, Transcat, Inc. will furnish supplementally a copy of any schedule or exhibit to this Asset Purchase Agreement to the Securities and Exchange Commission.

Schedules
Schedule 2.1(b) – Tangible Personal Property
Schedule 2.1(e) - Deposits and Prepaid Expenses
Schedule 2.1(f) - Assigned Contracts
Schedule 2.1(g) – Intellectual Property
Schedule 2.2 – Excluded Assets
Schedule 2.4 – Purchase Price Allocation
Schedule 4.1 – Shareholders
Schedule 4.3 – Seller Conflicts
Schedule 4.6 – Absence of Change
Schedule 4.8(b) – Compliance with Laws (Permits)
Schedule 4.9 - Condition of Purchased Assets
Schedule 4.16 – Legal Proceedings
Schedule 4.18 – Insurance
Schedule 4.19 – Labor Relations and Employment Issues
Schedule 4.20 – Employee Benefits
Schedule 4.22 – Leased Real Property; Existing Leases
Schedule 4.23 – Product and Service Warranties
Schedule 4.25 – Officers, Directors and Shareholders
Schedule 5.3 – Buyer Conflicts

Exhibits
Exhibit A – Form of Lease Agreement
Exhibit B - Form of Restrictive Covenant Agreement
Exhibit C - Form of Consulting Agreement